UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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GREEN DOT CORPORATION
(Name of Registrant as Specified in Its Charter)

HARVEST CAPITAL STRATEGIES LLC
HARVEST SMALL CAP PARTNERS MASTER, LTD
HARVEST SMALL CAP PARTNERS, LP
HSCP STRATEGIC I, LP
HARVEST FINANCIAL PARTNERS, LP
JEFFREY B. OSHER
DONALD DESTINO
CRAIG BAUM
SATURNINO FANLO
GEORGE W. GRESHAM
PHILIP B. LIVINGSTON

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Harvest Capital Strategies LLC, together with the other participants named herein (collectively, "Harvest"), has filed a preliminary proxy statement and an accompanying proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2016 annual meeting of stockholders of Green Dot Corporation, a Delaware corporation.

Item 1: On April 13, 2016, Harvest issued the following press release:

HARVEST CAPITAL STRATEGIES COMMENTS ON GREEN DOT’S RECENT TACTICS TO DISENFRANCHISE SHAREHOLDERS AND FURTHER ENTRENCH MANAGEMENT AND THE BOARD

Extremely Disappointed that the Green Dot Board Has Unilaterally Appointed Three New Directors without a Shareholder Vote in the Face of a Proxy Contest

This Action to Entrench Management Flies in the Face of Proper Corporate Governance and is an Affront to Fundamental Shareholder Rights

Questions the Compensation Packages for the Three New Directors

Unequivocally Concludes that Green Dot’s Board and CEO Treat Green Dot as a Personal Fiefdom at the Expense of Unaffiliated Shareholders

SAN FRANCISCO, CA – April 13, 2016 – Harvest Capital Strategies LLC (together with its affiliates, “Harvest”), one of the largest shareholders of Green Dot Corporation (“Green Dot” or the “Company”) (NYSE:GDOT), with beneficial ownership of approximately 9.4% of the outstanding common stock of the Company, issued a statement today in response to Green Dot’s announcement on April 11, 2016 that it has expanded the Green Dot Board and unilaterally appointed three new directors who are not standing for election at the Company’s 2016 Annual Meeting.

“Harvest Capital was extremely disappointed to learn earlier this week that the Green Dot Board has taken additional actions to entrench itself and management, while simultaneously disenfranchising the Company’s long-suffering shareholders.  In the midst of a proxy contest that is intended to provide all shareholders with a democratic forum to offer direct feedback on management’s performance, corporate governance, and the Board’s ability to foster a culture of accountability, we view the expansion of the Board and unilateral appointment of three new directors without a shareholder vote as a gross violation of the Board’s fiduciary duty.  Regardless of how it is positioned, the reactive decision to hastily add three unelected directors and two new seats to the Board appears to be nothing more than a thinly-veiled attempt by Green Dot to entrench management and the Board, while protecting the status quo.

In approximately six weeks, shareholders are scheduled to vote on the three directors standing for election at the 2016 Annual Meeting.  If Green Dot has three directors it would like to appoint, why not nominate these individuals and allow the Company’s shareholders, the owners of the business for whom the Board is supposed to be working, to voice their opinion?  The unilateral appointment of three directors, blatantly circumventing the Company’s existing governance processes, unnecessarily disenfranchises shareholders by denying them the opportunity to vote on the candidacy of these individuals.  We believe a board that respected the rights and voice of its shareholder franchise would provide all shareholders a say in the leadership and direction of the Company.  Instead, Green Dot’s Board has autocratically denied shareholders this fundamental right.

In addition to disenfranchising its shareholders, we believe the Board expansion was purposefully concocted to diminish the influence of new directors who may be elected by shareholders at the 2016 Annual Meeting.  Now, if elected by shareholders, the independent director candidates nominated by Harvest will comprise three out of ten directors rather than three out of eight.  Such defensive actions taken in the context of a contested election of directors have been found by the Delaware Chancery Court to be improper and contrary to established principles of corporate democracy.  This Board has once again demonstrated, through its actions, a blatant disregard for its unaffiliated shareholders.

Incredibly, the Board’s incessant corporate governance abuses and shareholder misalignment appear to be superseded by its whimsical compensation policies and apathy towards shareholder dilution.  On the same day Green Dot announced a shareholder-friendly repurchase of $50 million of stock, the Board presumably authorized an RSU and/or options grant to its three new directors, further diluting shareholders.  In fact, we admit to being utterly confused about the director and insider share ownership disclosures in Green Dot's amended proxy filing. While Green Dot’s disclosures are inconsistent, a comparison of the April 11 amended proxy with the March 29 preliminary proxy suggests ownership by the Board and executive management team increased by nearly 230,000 shares.1  Since ownership by each legacy Board member and executive is unchanged across the two filings, we are left to wonder whether the new Board members have been awarded these seemingly magnanimous grants.  Either way, we are disappointed that despite significant shareholder scrutiny on the Board’s troubling governance practices, the Company’s abhorrent compensation policies that dilute equity holders appear to continue unabated.

In sharp contrast to the seemingly excessive compensation necessary to recruit Green Dot’s three directors, the independent director nominees proposed by Harvest have received no compensation to stand for election.  Further, two of Harvest’s nominees used their own capital to make purchases of shares in the Company.  The decision by Phil Livingston and Nino Fanlo to personally buy Green Dot’s stock represents alignment and confidence that the existing independent directors have been unwilling to demonstrate with a single open market share purchase since the Company’s 2010 IPO.2

Since Harvest launched its campaign to finally give shareholders an avenue to bring management oversight and independence to Green Dot’s Board, the Company has repeatedly stated how seriously shareholder views are considered.  Unfortunately, the words of management and the Board are incompatible with their actions, a pattern we believe has been repeated for many years.  We firmly believe the ultimate goal of recent Board actions is to further entrench management and itself, while avoiding basic shareholder accountability.  Over the past five calendar years, prior to Harvest’s campaign to address in full view of all shareholders the multitude of leadership and governance issues facing the Company, Green Dot had underperformed its original self-selected peer group by 274%, its revised peer group by 184%, and had experienced an absolute stock price decline of 71%.3  Since Harvest initiated its public campaign demanding accountability to shareholders, Green Dot investors have experienced a 39% increase in shareholder value compared to an 11% advance for the Russell 2000.4

We believe Green Dot shareholders deserve a new era of proven leadership, alignment, and accountability.  The actions of management and the Board are completely inconsistent with corporate governance best practices and the respect loyal shareholders deserve. Brazenly adding three directors to its Board six weeks prior to the 2016 Annual Meeting is just one more example of Green Dot’s fiefdom-like leadership which operates free of accountability. Fortunately, no matter what steps the Board and management take to entrench themselves, shareholders will have an opportunity to express their dissatisfaction at the 2016 Annual Meeting.  We look forward to communicating with you more over the coming weeks and sharing why Harvest’s three outstanding and independent nominees can begin to address Green Dot’s long-standing corporate governance failures, while also bringing a renewed focus to the Board on shareholder alignment and value creation at Green Dot.”

For additional information on our campaign for change at Green Dot, please visit Harvest’s website, www.FIXGDOT.com, where Green Dot shareholders and other interested parties can view our Presentation, our letters to the Board, today’s statement, and other materials relating to Harvest’s endeavors to enhance shareholder value at Green Dot.  In addition to retaining the leading law firm Olshan Frome Wolosky LLP, Harvest has retained leading proxy solicitor Okapi Partners for its campaign at Green Dot.

About Harvest Capital Strategies LLC
Harvest Capital Strategies LLC is an investment firm founded in 1999 based in San Francisco.

Harvest Capital Strategies, LLC
Jeff Osher/Craig Baum, 415-869-4433
FIXGDOT@harvestcaps.com
www.FIXGDOT.com

1 According to page 32 of Green Dot’s preliminary Proxy Statement filed on 3/29/16, all directors and executive officers as a group directly held or had options to exercise within 60 days 6,655,930 shares [A].  According to page 34 of Green Dot’s amended preliminary Proxy Statement filed on 4/11/16, this same group held 6,752,898 shares [B].  Mr. Altman is the only person removed from the two filings, and he held 131,983 shares [C].  Thus, [B]+[C]-[A] appears to represent shares granted to the new Board members. The fact that the existing ownership by all directors and insiders listed in both proxy filings was unchanged would seem to indicate that none of the total share increase was attributed to new grants for existing directors or insiders. Otherwise, we would expect the new shares to have been disclosed.
2 Please refer to Harvest’s amended Proxy Statement filed 4/11/16 for more detail on Messrs. Livingston and Fanlo’s share purchases.
3 Bloomberg. Relative performance is calculated as Green Dot's total return in the five years ending 12/31/15, less the total return of the comparable peer group. Please refer to our presentation at www.fixgdot.com for a list of the original and revised peers.
4 Returns calculated from Bloomberg using the closing prices on 1/19/16 and 4/12/16. Consistent with SEC Schedule 13D filing requirements, Harvest filed a 13D on 1/25/16, which included our Presentation and most recent Board letter as Exhibits.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Harvest Capital Strategies LLC (“Harvest Capital”), together with the other participants named herein (collectively, "Harvest"), has filed a preliminary proxy statement and an accompanying proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of its slate of director nominees at the 2016 annual meeting of stockholders of Green Dot Corporation, a Delaware corporation (the "Company").

HARVEST STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are Harvest Capital, Harvest Small Cap Partners Master, Ltd. ("Harvest Small Cap Master"), Harvest Small Cap Partners, LP (“Harvest Small Cap”), HSCP Strategic I, LP (“HSCP Strategic”), Harvest Financial Partners, LP (“Harvest Financial”), Jeffrey B. Osher, Donald Destino, Craig Baum, Saturnino Fanlo, George W. Gresham, and Philip B. Livingston (collectively, the "Participants").

As of the close of business on April 12, 2016, Harvest Small Cap Master directly owned 1,968,324 shares of common stock, $0.001 par value (the "Common Stock"), of the Company.  As of the close of business on April 12, 2016, Harvest Small Cap directly owned 1,481,676 shares of Common Stock.  As of the close of business on April 12, 2016, HSCP Strategic directly owned 1,000,000 shares of Common Stock.  As of the close of business on April 12, 2016, Harvest Financial directly owned 47,466 shares of Common Stock.  As of the close of business on April 12, 2016, 62,174 shares of Common Stock were held in certain accounts managed by Harvest Capital (the “Harvest Capital Accounts”).  Harvest Capital, as the investment manager of Harvest Small Cap Master and the investment adviser of the Harvest Capital Accounts and as the general partner of each of Harvest Small Cap, HSCP Strategic and Harvest Financial, may be deemed the beneficial owner of an aggregate of 4,559,640 shares of Common Stock owned by Harvest Small Cap Master, Harvest Small Cap, HSCP Strategic, and Harvest Financial and held in the Harvest Capital Accounts.  Mr. Destino, as a managing director of Harvest Capital and as a portfolio manager of Harvest Financial and as the manager of the Harvest Capital Accounts, may be deemed the beneficial owner of an aggregate of 109,640 shares of Common Stock owned by Harvest Financial and held in the Harvest Capital Accounts.  As of the close of business on April 12, 2016, 147,000 shares of Common Stock were held in certain family accounts of Mr. Osher (the “Osher Family Accounts”), which Mr. Osher may be deemed to beneficially own.  Mr. Osher, as a managing director of Harvest Capital and as a portfolio manager of each of Harvest Small Cap Master, Harvest Small Cap and HSCP Strategic, may be deemed the beneficial owner of an aggregate of 4,597,000 shares of Common Stock owned by Harvest Small Cap Master, Harvest Small Cap and HSCP Strategic and held in the Osher Family Accounts. As of the close of business on April 12, 2016, Mr. Baum directly owned 7,500 shares of Common Stock.  As of the close of business on April 12, 2016, Mr. Fanlo directly owned 4,000 shares of Common Stock.  As of the close of business on April 12, 2016, Mr. Livingston directly owned 4,050 shares of Common Stock. As of the close of business on April 12, 2016, Mr. Gresham did not own any shares of Common Stock.

Item 2: The following materials were posted by Harvest to www.fixgdot.com:

HARVEST
CAPITAL STRATEGIES

Presentations & Letters Press Releases Contact

PRESS RELEASES

04/13/16	Harvest Capital Strategies Comments on Green Dot's Recent Tactics to Disenfranchise Shareholders and Further Entrench Management and the Board	
03/14/16	Green Dot's Largest Active Independent Shareholder, Harvest Capital Strategies, Nominates Three Exceptionally Qualified Director Candidates for Election at Green Dot's 2016 Annual Meeting	
03/03/16	Green Dot's Largest Active Independent Shareholder, Harvest Capital Strategies, Delivers Letter to Green Dot's Board	
01/25/16	Green Dot's Largest Active Independent Shareholder, Harvest Capital Strategies, Demands Immediate Leadership and Board Changes to Drive Shareholder Value	

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